SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐    Fee paid previously with preliminary materials.

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March 13, 2012

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Thursday, April 19, 2012, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders will vote on the election of three directors, on the approval of the Company’s Second Amended and Restated 2003 Stock Plan, and on the ratification of the selection of our independent registered public accounting firm.

Your vote is important. If you are a shareholder of record, please complete the enclosed proxy card and return it in the accompanying envelope. If you beneficially own your shares in street name, please direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions they provided to you. These methods will ensure that your vote is counted at the Annual Meeting.

I am very pleased that you have chosen to invest in Unitil Corporation and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2012.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire

March 13, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 19, 2012 at 10:30 A.M. for the following purposes:

1.	To elect three Directors of the Company, each to serve a three-year term;

2.	To approve the Company’s Second Amended and Restated 2003 Stock Plan, (which amends and restates the Company’s Amended and Restated 2003 Stock Plan to, among other things, increase the maximum number of shares of common stock (no par value) of the Company available for awards to plan participants by 500,000 shares, from 177,500 shares to 677,500 shares in the aggregate), including the material terms of such plan in order to grant awards thereunder that can qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code;

3.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for 2012; and

4.	To transact any other business as may properly be brought before the meeting.

The Board of Directors directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

The Board of Directors fixed February 13, 2012 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

THURSDAY, APRIL 19, 2012

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at http://www.rrdezproxy.com/2012/Unitil.

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

If you are a shareholder of record, please SIGN, DATE AND RETURN the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. Alternatively, you may vote your shares in person at the Annual Meeting of Shareholders. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners who own their shares in street name (e.g., through a bank, broker or other nominee) will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

March 13, 2012

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 19, 2012

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2011) to shareholders in connection with the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; Unitil Service Corp.; and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Thursday, April 19, 2012 at 10:30 A.M at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 13, 2012.

Matters to be Considered

The Annual Meeting will be held for the purposes of:

1)	Election of three Directors of the Company, each to serve a three-year term. The Board has nominated William D. Adams, Robert G. Schoenberger, and Sarah P. Voll for re-election as Directors and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)	Approval of the Company’s Second Amended and Restated 2003 Stock Plan (the “Amended Stock Plan”) (which amends and restates the Company’s Amended and Restated 2003 Stock Plan (the “Stock Plan”) to, among other things, increase the maximum number of shares of common stock (no par value) of the Company available for awards to plan participants by 500,000 shares, from 177,500 shares to 677,500 shares in the aggregate), including the material terms of such plan in order to grant awards thereunder that can qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Approval of the Unitil Corporation Second Amended and Restated 2003 Stock Plan.

3)	Ratification of the selection of Unitil’s independent registered public accounting firm, McGladrey & Pullen, LLP, for fiscal year 2012. The Board recommends a vote FOR this proposal. Information on Proposal No. 3 is included in the section entitled Proposal 3: Ratification of Selection of McGladrey & Pullen, LLP, as Independent Registered Public Accounting Firm for 2012.

4)	Transaction of any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 13, 2012 (the “Record Date”). As of the Record Date, the Company had 10,981,157 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

As an owner of Unitil common stock, it is your legal right to vote on all matters to be considered at a shareholder meeting. Unitil hopes you will exercise your legal right and fully participate as a shareholder in the Annual Meeting.

Record Holders.  If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the Annual Meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by delivering a properly completed proxy card. By properly completing and delivering the accompanying proxy card, you designate Robert G. Schoenberger and Mark H. Collin as proxies and they will vote your shares in the manner that you specify on the proxy card or, if you do not give any specification with respect to a matter, FOR such matter. Your delivery of a proxy card will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Unitil’s Corporate Secretary at the address listed in the section entitled Information about the Annual Meeting so as to be delivered prior to the Annual Meeting.

Street Name Holders.  If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder”) and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder may direct his, her or its bank, broker or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee.

Street Name Holders may change how their bank, broker, or other nominee will vote their shares by following the procedures provided by their bank, broker or other nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the Record Date, by (i) each person known to the Company to be the beneficial owner of more than five percent of its common stock, (ii) each Director of the Company, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers (“Executive Officers”) of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Owners:
BlackRock, Inc. (1)
40 East 52nd Street New York, New York 10022	838,791	7.7%
Anita G. Zucker (2)
c/o The InterTech Group, Inc. 4838 Jenkins Avenue North Charleston, SC 29405	553,500	5.0%
Directors: (3)
William D. Adams	1,333	*
Dr. Robert V. Antonucci	2,371	*
David P. Brownell	4,176	*
Michael J. Dalton (4)	13,371	*
Albert H. Elfner, III	8,088	*
Edward F. Godfrey (5)	3,597	*
Michael B. Green	4,160	*
Eben S. Moulton	20,801	*
M. Brian O’Shaughnessy	11,299	*
Robert G. Schoenberger (6)	68,838	*
Dr. Sarah P. Voll	3,180	*
Named Executive Officers: (3)
Robert G. Schoenberger (6) Chairman of the Board, Chief Executive Officer and President	68,838	*
Mark H. Collin (7) Senior Vice President, Chief Financial Officer and Treasurer	22,185	*
Thomas P. Meissner, Jr. (8) Senior Vice President and Chief Operating Officer	18,637	*
George R. Gantz (9) Senior Vice President, Unitil Service	13,381	*
Todd R. Black (10) Senior Vice President, Unitil Service	11,397	*
All Directors and Executive Officers as a Group (18 Persons) (3)(11)	220,351	2.0%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, Blackrock Advisors, LLC, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on February 10, 2012. BlackRock, Inc. is the beneficial owner of 838,791 shares of common stock, of which it has sole voting power and sole dispositive power with respect to 838,791 shares.
(2)	Information obtained from the Schedule 13D filed by Anita G. Zucker with the Securities and Exchange Commission on August 19, 2011. Anita G. Zucker is the beneficial owner of 553,500 shares of common stock, of which she has sole voting power and sole dispositive power with respect to 553,500 shares.
(3)	Based on information furnished to Unitil by its Directors and Executive Officers.
(4)	Included are 7,838 shares held by a member of Mr. Dalton’s family. Mr. Dalton has no voting power or dispositive power with respect to, and therefore no beneficial interest in, such shares.
(5)	Included are 3,597 shares which have been identified by Mr. Godfrey as subject to a pledge agreement.
(6)	Included are 4,296 shares that are held in trust for Mr. Schoenberger under the terms of Unitil’s 401(k). Mr. Schoenberger has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 16,783 shares of unvested restricted stock granted under the terms and conditions of the Stock Plan.
(7)	Included are 2,281 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,503 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(8)	Included are 844 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,503 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(9)	Included are 3,149 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(10)	Included are 1,724 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 2,952 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan.
(11)	Included are 38,615 shares of unvested restricted stock granted under the terms and conditions of Unitil’s Stock Plan. With the exception of Mr. Godfrey’s shares noted above, no other shares held by any Director or Executive Officer have been pledged.

Description of Management

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman of the Board, chief executive officer (“CEO”) and president of the Company, is included in the section entitled Proposal 1: Election of Directors.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	53	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	49	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
George R. Gantz Senior Vice President, Unitil Service	60	Mr. Gantz has been Unitil’s senior vice president, distributed energy resources (Unitil Service), since September 2009. Mr. Gantz joined Unitil in 1983 and served as senior vice president, communication and regulation, from 1994 until 2003, and senior vice president, customer services and communications, from 2003 until 2009.
Todd R. Black Senior Vice President, Unitil Service	47	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 until 2003, and president of Usource from 2003 until 2009.
Laurence M. Brock Controller & Chief Accounting Officer	58	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.
George E. Long, Jr. Vice President, Unitil Service	55	Mr. Long has been Unitil’s vice president of administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Sandra L. Whitney Corporate Secretary	48	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (the “SEC”) and by the New York Stock Exchange (“NYSE”), and emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor new developments and regulations, and will adopt changes and institute procedures as appropriate.

The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted and documented Corporate Governance Guidelines and Policies of the Board (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, effectiveness, communication and transparency. The Company believes that the ethical character, integrity and values of the Board and senior management remain the most important safeguards of good corporate governance.

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review in the Investor Relations section of the Company’s website at www.unitil.com, and are available in print to any shareholder or other interested party, free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

General Governance Policies of the Board

The Board is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board must possess the ability to apply good business judgment and must be in a position to properly exercise their fiduciary duties to the Company. The Board has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 72. Directors are not, however, subject to specific term limits. Due to the complexity of the business of the Company, the Company values the insight that a Director is able to develop over a period of time. A lengthy tenure on the Board generally provides an enhanced contribution to the Board, which is in the best interest of shareholders. The Board also conducts an annual self-evaluation on key Board- and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Code of Ethics

In January, 2004, the Board unanimously approved the Company’s Code of Ethics (the “Code of Ethics”). The Code of Ethics is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees of the Company and its subsidiaries. A copy of the Code of Ethics can be viewed on the Company’s website at www.unitil.com. Should the Board adopt any changes to, or waivers of, the

Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standard set forth by the NYSE and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standard, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 17, 2012, the Board determined at that time that the following members of the Board are independent without exception:

William D. Adams	Michael J. Dalton	Eben S. Moulton
Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Dr. Sarah P. Voll
Michael B. Green

The NYSE independence standard is not applied to Mr. Schoenberger, who is the chairman of the Board, CEO and president of the Company, and is therefore not independent.

Unitil’s Corporate Governance Guidelines and the NYSE independence standard can be viewed in the Investor Relations section of the Company’s website at www.unitil.com.

During its annual independence review and affirmation, the Board applies the independence standard set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Risk Oversight

The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders. Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills its risk oversight responsibility by:

•	Maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	Making effective decisions that set the proper tone, character, and strategic direction for the Company; and

•	Ensuring that senior management carries out its responsibilities, and holding the appropriate persons accountable for the execution of the Company’s strategic plan (the “Strategic Plan”).

The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty. However, comprehensive knowledge of the Company’s many elements of risk allows the Board proper oversight perspective with senior management in managing the material risks facing the Company. Overall, the Company believes that it takes a systematic and proactive approach to risk management that includes an ongoing evaluation and assessment of both the internal and external business risks facing the Company.

Leadership Structure

The leadership structure of the Board consists of a combined Chairman/CEO position, which has been held by Mr. Schoenberger since 1997. Article VII of the Company’s Bylaws requires that “the Chairman of the Board shall be the chief executive officer of the Corporation.” Further, the Company believes that as a small-cap domestic corporation, the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication. Mr. Schoenberger is the direct link between senior management and the Board, and as a utility professional with over 30 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to senior management, through his thorough understanding of the issues at hand.

The Board has also appointed Mr. Elfner as the lead independent Director. In his role as lead Director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in Executive Session.

Meeting Attendance

The Company expects members of the Board to make a determined effort to attend all meetings of the Board and applicable committees. The Board met a total of five times in 2011. During 2011, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees and, in fact, in 2011, Directors attended an average of 97% of such meetings.

Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2011, seven Directors attended the annual meeting of shareholders.

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, following the adjournment of each Board and committee meeting. During 2011, the Board met in executive session on five occasions and lead Director, Mr. Elfner, presided at these meetings.

Communication with the Board

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, or a member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such correspondence for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating and Governance Committee is the standing committee of the Board responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board prior to the expiration of his or her term, the Board may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Corporate Governance and Policies of the Board—Board Diversity below. Director candidates will be selected based on input from Directors, Executive Officers, and if the Nominating and Governance Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. In addition to independence criteria, the Nominating and Governance Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

Shareholders who wish to recommend a nominee for consideration by the Nominating and Governance Committee may do so by sending the following information to the Nominating and Governance Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance and Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting.

Additionally, nominations of persons for election to the Board of Directors may be made by any shareholder of the Company by submitting a nomination in compliance with all procedures set forth in Article IV – Nomination of Directors of the Company’s Bylaws.

Board Diversity

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity through a diversity of backgrounds, perspectives, experience and skills among its members. Since 1999, the Board, and more recently, the Nominating and Governance Committee, has tracked the Directors’ professional experience and skill sets with a board inventory matrix (the “matrix”). The matrix lists every Director and his or her professional experience and skill sets in 13 categories considered by the Nominating and Governance Committee to be advantageous to the regulated utility business, as well as for a company of Unitil’s size and complexity. The Nominating and Governance Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skills sets of Directors. This information is also used for recruiting purposes when there is a vacancy, or an expected vacancy, on the Board. The matrix has been in use for over 12 years because it has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of Unitil’s shareholders and all of the Company’s stakeholders.

Qualifications and Skills of Directors

General Qualifications

Directors must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity, business judgment and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to understand complex principles of business, finance, and utility regulation. Directors must comply with the Code of Ethics, be free of potential conflicts of interest, and meet the requirements of independence as set forth by the NYSE. Mr. Schoenberger, the chairman of the Board, CEO and president of the Company, has been determined to be not independent, and he is the one exception to this qualification requirement. Directors must be willing and able to dedicate the proper amount of time to service on the Board, and must not serve on more than two public company boards if currently holding a position of CEO or an equivalent position, or on more than three public company boards if retired. Director nominees (including Directors standing for re-election) are also evaluated by the Nominating and Governance Committee with regard to their meeting participation and contribution, preparedness and attendance. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. Directors with a lengthy tenure on the Board are considered to be uniquely valuable, as there is no substitution for experience.

In addition to meeting or exceeding the general qualifications outlined above, the Directors of the Company are listed below with the specific qualifications, skills and/or attributes that make them qualified to serve, or to continue to serve, on the Board. Additional biographical information is included in the section of this proxy statement entitled Proposal 1: Election of Directors.

Director Name	Individual Qualifications
William D. Adams	Business and education industry expertise (29 years) Community and public policy insight Proven leadership Tenure on the Board (3 years)
Dr. Robert V. Antonucci	Business and education industry expertise (38 years) Community and public policy insight Audit Committee certified financial expert Proven leadership Tenure on the Board (7 years)
David P. Brownell	Multinational business experience (38 years) Investor relations and marketing expertise Proven leadership Tenure on the Board (11 years)
Michael J. Dalton	Former president and chief operating officer of Unitil (retired in 2003) Utility operating expertise (41 years) Electrical engineering expertise Proven leadership Tenure on the Board (28 years)
Albert H. Elfner, III	Chartered financial analyst Financial industry expertise (over 27 years) Proven leadership Corporate governance expertise Tenure on the Board (13 years)
Edward F. Godfrey	Financial expertise Financial industry experience (27 years) Audit Committee certified financial expert Proven leadership Tenure on the Board (10 years)
Michael B. Green	Business and healthcare industry expertise (40 years) Proven leadership Audit Committee certified financial expert Tenure on the Board (11 years)
Eben S. Moulton	Business, financial and energy industry expertise (over 30 years) Proven leadership Tenure on the Board (12 years)
M. Brian O’Shaughnessy	Manufacturing, mining and energy industry expertise (33 years) Proven leadership Business and public policy insight Tenure on the Board (14 years)
Robert G. Schoenberger	Unitil’s chairman of the Board, CEO and president since 1997 Utility industry expertise (34 years) Regulated industry expertise Proven leadership Tenure on the Board (15 years)
Dr. Sarah P. Voll

Utility regulation expertise (26 years)

Proven leadership

Former chief economist and executive director - New Hampshire Public Utilities Commission

Well-published consultant to utility and regulatory organizations worldwide

Tenure on the Board (9 years)

Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). As a result, the Audit Committee has adopted procedures for such review and approval and included such procedures in the Company’s Corporate Governance Guidelines. The Company had no Related Person Transactions in 2011, and there are Related Person Transactions currently proposed for 2012.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics requires all employees, officers and Directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, the Audit Committee’s review and approval procedure requires:

•

that all Related Person Transactions and all material terms of the transactions must be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	that each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, be reviewed and approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Company’s Board during the required annual affirmation of independence, at which the members of the Audit Committee shall be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s Directors and officers and provided to the Audit Committee by the Corporate Secretary or the Director, Internal Audit & Controls;

•	background information on nominees for Director provided by the Nominating Committee of the Board; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors.

All Related Person Transactions are required to be disclosed in the Company’s applicable filings to the extent required by the Securities Act of 1933, as amended, or the Exchange Act, as amended, and related rules.

Exemption Clause:

Instruction (7)(a)to Item 404(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board for the primary purpose of overseeing the Company’s compensation and benefits programs. The Compensation Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Compensation Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Compensation Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Mr. Schoenberger and Mr. Long serve the Compensation

Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger recuses himself from discussions and decisions regarding his own salary and incentive compensation.

The Compensation Committee also has the sole authority to retain outside counsel, special consultants or experts to advise the Compensation Committee as it deems appropriate or necessary in its sole discretion, receive funding from the Company to engage such advisors, and approve related fees and retention terms.

In 2010, the Compensation Committee engaged compensation consultant Towers Watson to provide updated information to its 2009 compensation analysis, described below, which included CEO compensation, Directors’ compensation, salary survey data for utility industry executives and middle management, and benefits. The nature and scope of Towers Watson’s 2009 compensation analysis included:

1)	Competitive assessment of non-union cash compensation for 150 jobs in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.

2)	Review of broad-based benefit program design to ensure competitiveness of total compensation.

3)	Review of outside Directors’ compensation. (Information concerning Directors’ compensation was provided to the Nominating and Governance Committee. Please see the section entitled Compensation of Directors.)

4)	Detailed review of compensation for executives (including Named Executive Officers) – including definition of competitive marketplace and peer group, assessment of competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.

Within the scope of work identified above, Towers Watson’s final report in 2009 included an analysis of the Company’s compensation as it relates to and supports the Company’s business strategy, as well as program assessment and design modification, as appropriate, and a recommended schedule of implementation, as appropriate.

With updated information in 2010, and within the scope of work identified above, Towers Watson provided a formal report, analysis and recommendations for CEO compensation and Directors’ compensation, including changes to the cash and equity compensation for the CEO and the Directors. (For additional information concerning Directors’ compensation, please see the section entitled Compensation of Directors.) Towers Watson also recommended base cash compensation for key contributors between the 25th and 50th percentile, taking into consideration performance and value brought to the Company. The Compensation Committee used this information as a reference for its decisions concerning 2011 executive compensation. In addition, Towers Watson provided updated reports on employee benefits and utility industry compensation. See the section entitled Compensation Discussion and Analysis – Compensation Policy and Process for additional information on the peer group.

In 2011, Towers Watson provided the Compensation Committee with updated peer group information on CEO compensation. This report showed that Unitil’s CEO’s base cash compensation was between the 25th and 50th percentiles relative to Unitil’s peers. Mr. Schoenberger’s base cash compensation plus his cash incentive compensation was just above the 25th percentile, and total direct compensation (base cash compensation plus cash incentive compensation plus equity compensation) was just below the 25th percentile. The Compensation Committee used this information as a reference for its decisions concerning 2012 compensation.

The Compensation Committee may undertake any action and exercise such power and authority as necessary or appropriate to the discharge of the responsibilities and duties (i) set forth in the Compensation Committee Charter and the Company’s Bylaws, (ii) required by the NYSE Corporate Governance Standards or other applicable laws, rules or regulations, or (iii) otherwise determined by the Board.

Risk and Broad-Based Compensation Programs

After review and evaluation of the Company’s compensation policies and practices, including the Incentive Plan (as defined below) performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company because (a) the Company’s compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by Executive Officers or other employees, (b) the Company does not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and Executive Officers to consider and balance all aspects of the Company’s Strategic Plan, both short and long term, and (f) the variable and non-variable pay mix is proportionally weighted for Executive Officers and all employees.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. Mr. Dalton retired from the Company in 2003, and most recently served as president and chief operating officer. The Board has determined that Mr. Dalton is an independent Director under the NYSE independence standards. The other three members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no Executive Officer of the Company serves on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2011, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2011, the Company believes that all filing requirements applicable to its officers and Directors during 2011 and through February 2012, were met.

Compensation of Directors

The following table shows the compensation paid to the members of the Board in 2011.

DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value & Non- qualified Deferred Compensation Earnings (4) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William D. Adams (5)	48,000	20,490	—	—	—	—	68,490
Dr. Robert V. Antonucci (6)	48,000	20,490	—	—	—	—	68,490
David P. Brownell (7)	56,000	20,490	—	—	—	—	76,490
Michael J. Dalton (8)	51,000	20,490	—	—	—	—	71,490
Albert H. Elfner, III (9)	59,000	20,490	—	—	—	—	79,490
Edward F. Godfrey (10)	56,000	20,490	—	—	—	—	76,490
Michael B. Green (11)	48,000	20,490	—	—	—	—	68,490
Eben S. Moulton (12)	56,000	20,490	—	—	—	—	76,490
M. Brian O’Shaughnessy (13)	51,000	20,490	—	—	—	—	71,490
Robert G. Schoenberger(14)	—	—	—	—	—	—	—
Dr. Sarah P. Voll (15)	48,000	20,490	—	—	—	—	68,490

NOTES:

(1)	With the exception of Mr. Schoenberger, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2011. Mr. Schoenberger’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation of Named Executive Officers.
(2)	The amount reflected is the weighted average cash equivalent value, as of October 5, 2011, of the stock portion of the 2011 annual retainer, which was received on that date in the form of 801 shares of Unitil common stock.
(3)	Members of the Board did not receive option awards and, with the exception of Mr. Schoenberger, did not participate in any non-equity incentive compensation plans. Mr. Schoenberger’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(4)	With the exception of Mr. Schoenberger, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. Mr. Schoenberger’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers. The Company does not have a nonqualified deferred compensation plan.
(5)	Mr. Adams is a member of the Nominating and Governance Committee.
(6)	Dr. Antonucci is a member of the Audit Committee.
(7)	Mr. Brownell is a member of the Compensation Committee and the chairman of the Nominating and Governance Committee.
(8)	Mr. Dalton is a member of the Compensation Committee, and also serves on the Pension Committee.
(9)	Mr. Elfner is the chairman of the Executive Committee and a member of the Nominating and Governance Committee. Mr. Elfner also serves on the Pension Committee.
(10)	Mr. Godfrey is the chairman of the Audit Committee and a member of the Executive Committee.

NOTES, continued:

(11)	Mr. Green is a member of the Audit Committee.
(12)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee.
(13)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating and Governance Committee.
(14)	As chairman of the Board, CEO and president of the Company, Mr. Schoenberger receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(15)	Dr. Voll is a member of the Compensation Committee.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are approved by the full Board.

Compensation Consultant Towers Watson completed a comprehensive study in 2009 on executive compensation, which included a review of Directors’ compensation. Starting in September 2010, the Nominating and Governance Committee undertook a study of Directors’ compensation with the assistance of Towers Watson. At which time, Towers Watson provided the Nominating and Governance Committee with updated information on Directors’ compensation, which included a recommendation that comparative market data be used for decision-making concerning the Directors’ compensation, and that the same peer group and methodology used for executive compensation comparison purposes be used for the Directors’ compensation comparison. See the section entitled Compensation Discussion and Analysis – Compensation Policy and Process for additional information on the peer group. Applying these principles, and using the data provided in the Towers Watson study, the Nominating and Governance Committee concluded that the Directors’ total compensation should be increased to be at or near the 25th percentile of Unitil’s peer group, and the stock-based component of the Directors’ compensation should be at least 30% of the total compensation. Additionally, in December 2010, the Nominating and Governance Committee further reviewed the stock-based component of Directors’ compensation and concluded that each Director should be given the choice of receiving either (i) Unitil common stock, which would include dividends and voting rights, or (ii) restricted stock units, which would include phantom dividends (or dividend equivalents) and no voting rights. Each Director’s election to receive the stock-based component of his or her annual compensation in either common stock or restricted stock units started with the 2012 compensation year. Restricted stock units, if selected, will be distributed in accordance with the terms and conditions of the Stock Plan and the Restricted Stock Unit Agreement (as discussed below). For additional information concerning the Stock Plan, please see Elements of Compensation – Amended and Restated 2003 Stock Plan. The full Board approved the new Directors’ compensation schedule in December 2010, effective January 1, 2011.

In March 2011, the Board adopted and approved a form of Restricted Stock Unit Agreement as the standard form of agreement to be entered into between the Company and the Directors of the Company who elect to receive restricted stock units in lieu of Unitil common stock as the stock component of their annual retainer for services as members of the Board. The Restricted Stock Unit Agreement provides that:

•	the restricted stock units will be 100% vested when granted;

•	the restricted stock units generally will be settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company;

•

the restricted stock units will be paid such that the Director will receive (i) 70% of the shares of the Company’s common stock underlying the restricted stock units and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the restricted stock units;

•	the Director may not sell, assign, transfer, pledge or otherwise dispose of or encumber any restricted stock units;

•

the Director shall have no rights of a shareholder of the Company with respect to the restricted stock units or the Shares underlying the restricted stock units, including the right to vote the restricted stock units or the underlying shares, or to receive dividends; and

•	the Director may be entitled to receive dividend equivalents, which will be converted to additional restricted stock units at the time of settlement.

In 2011, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee of $45,000, which was paid in quarterly installments. In addition, non-chair members of the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee of $3,000, also paid quarterly. The chairs of the Committees each received an annual cash retainer fee of $8,000, paid quarterly. In 2011, the stock-based compensation component was $20,490 for each member of the Board, which was used to purchase the equivalent number of shares of Unitil common stock on the open market during the period of October 3 through October 5, 2011, as approved by the Board.

Directors who served on the Pension Committee also received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy. Starting in 2011, members of the Board no longer receive separate meeting fees for Unitil Board or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

In January 2012, the members of the Board approved an increase in the stock-based component of Directors’ compensation to $30,000 for each member of the Board who is not an officer at Unitil or any of its subsidiaries, effective January 1, 2012 for the 2012 compensation year.

Committees of the Board

Audit Committee

The Audit Committee of the Board consists of three Directors who are not officers of the Company and are “independent” as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Audit Committee are Dr. Antonucci, Mr. Godfrey, who serves as chairman, and Mr. Green. On September 29, 2006, the Board confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held four meetings in 2011 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accountant. Annually, the Audit Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 26, 2011. The Audit Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com. The Audit Committee Report, which appears in the section entitled Audit Committee Report, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. The Compensation Committee held four meetings in 2011. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Compensation Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on September 21, 2011. The Compensation Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Executive Committee

The Executive Committee of the Board held two meetings in 2011. Its members are Mr. Elfner, who serves as chairman, Mr. Godfrey, Mr. Moulton, Mr. O’Shaughnessy, and Mr. Schoenberger. With the exception of Mr. Schoenberger, all committee members are independent as defined in the NYSE Listed Company Manual. The Executive Committee’s responsibilities are to act on behalf of the Board when necessary between scheduled Board meetings; assess key business risks and implement appropriate risk management policies, practices and plans to mitigate such risks to the Company; and review the CEO’s performance. The Executive Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last reviewed and amended on December 14, 2011. The Executive Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The Nominating and Governance Committee held three meetings in 2011. Its members are Mr. Adams, Mr. Brownell, who serves as chairman, Mr. Elfner, and Mr. O’Shaughnessy. The responsibilities of the Nominating and Governance Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board nominees for vacancies occurring from time to time on the Board, and to review Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating and Governance Committee’s duties also include the annual review and evaluation of Directors’ compensation and the review and oversight of corporate governance standards. The Nominating and Governance Committee operates under the Nominating and Governance Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating and Governance Committee Charter was last reviewed and amended on January 17, 2012. The Nominating and Governance Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with McGladrey & Pullen, LLP (“McGladrey”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from McGladrey required by applicable requirements of the PCAOB regarding McGladrey’s communications with the Audit Committee concerning independence and has discussed with McGladrey the firm’s independence with respect to the Company.

During 2011, the Audit Committee members received the Company’s quarterly financial information for review and comment prior to the filing of each of the Company’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Audit Committee also reviewed and discussed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2011, with management and McGladrey. Based on the review and discussions with management and McGladrey, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by McGladrey, as well as Caturano and Company, Inc. (“Caturano”)1, the Company’s independent registered public accounting firms, for the years ended December 31, 2011 and December 31, 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees	$512,552	$501,209
Audit-Related Fees	$52,816	$51,280
Tax Fees	$16,791	$15,216
All Other Fees	$0	$0
Total Fees	$582,159	$567,705

[1]

Effective July 20, 2010, Caturano and Company, P.C. was renamed Caturano and Company, Inc. and was acquired by McGladrey & Pullen, LLP. Caturano and Company, Inc. resigned as the Company’s independent registered public accounting firm on September 22, 2010, and the Audit Committee appointed McGladrey & Pullen, LLP as the Company’s new independent registered public accounting firm on September 22, 2010.

Audit Fees:  In 2011, this category includes fees incurred for professional services rendered by McGladrey for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Form 10-K, and auditing the Company’s internal control over financial reporting.

In 2010, this category includes fees of approximately $385,000 for professional services rendered by McGladrey for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements included in the Company’s Form 10-K, and auditing the Company’s internal control over financial reporting. In addition, this category also includes fees of approximately $116,000 for professional services rendered by Caturano for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q and progress billing related to the audit of the Company’s annual financial statements and the Company’s internal control over financial reporting.

Audit-Related Fees:  In 2011, this category includes fees incurred for professional services rendered by McGladrey for auditing the Company’s employee benefit plans.

In 2010, this category includes fees incurred for professional services rendered by Caturano for auditing the Company’s employee benefit plans.

Tax Fees:  In 2011, this category includes fees incurred for professional services rendered by McGladrey in connection with benefit plan tax return preparation and compliance filings.

In 2010, this category includes fees incurred for professional services rendered by Caturano in connection with benefit plan tax return preparation and compliance filings.

All Other Fees:  In 2011 and 2010, McGladrey and Caturano did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services provided by McGladrey during fiscal 2011.

Compensation Committee Report

The following report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears below.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

David P. Brownell, Michael J. Dalton, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board and the Compensation Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Compensation Committee maintains a set of guiding principles for setting executive compensation, originally adopted by the Compensation Committee in 2006, which are discussed below. Additional information concerning the processes and operational procedures followed by the Compensation Committee can be found in the section entitled Corporate Governance and Policies of the Board—Compensation Committee Operations.

Compensation Policy and Process

The principal objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both financial and operational goals that apply to the entire management team. See the section entitled Compensation Discussion and Analysis – Elements of Compensation for a discussion of the specific objectives set for 2011. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

After considerable review and discussion, the Compensation Committee affirmed the following guiding principles in designing the Company’s executive compensation program:

•

Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median (defined as the middle, or the 50th percentile, of the compensation marketplace) for comparable utility companies;

•	The compensation methodology for determining base pay increases should be the same for all executive positions (including the CEO and other Named Executive Officers); and

•

The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved Strategic Plan.

The Compensation Committee engaged Towers Watson in 2009 to assess the competitiveness of the Company’s annual compensation for all of its executive positions. In completing this engagement, Towers Watson used two sources of data for its analysis:

1)	Compensation Data from Proxy Filings. Towers Watson obtained chief executive officer compensation data from publicly available proxy filings for a selected group of 14 publicly traded utility companies with annual revenues between $100 million and $1.1 billion[2]. The Compensation Committee used this data to analyze the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation was reasonable, competitive and consistent with pay practices at peer companies.

2)	Compensation Data from Published Compensation Surveys. Towers Watson obtained compensation data (including chief executive officer and other executive officer compensation data) from published compensation surveys[3]. Towers Watson extracted data from the surveys based upon company size, market, and position, and obtained at least two data sources for each position. The Compensation Committee used this data (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze the CEO’s and each Executive Officer’s compensation. The data was size-adjusted using revenue or employee regression or scope parameters. Because the surveys are confidential, the specific data selected by Towers Watson did not indicate survey participants by company name.

In 2011, Towers Watson updated its compensation data from proxy filings and published compensation surveys. Those updates included an updated comparison of chief executive officer compensation from a selected group of 18 small publicly traded utility companies with annual revenues between $74 million and $2.6 billion4 to reflect 2011 competitive market levels of compensation within the utility industry. (In 2010, Towers Watson similarly updated its compensation data.) Towers Watson reports directly to the Compensation Committee. Towers Watson receives compensation only for services related to executive and director compensation, employee benefits and general compensation issues, and neither it nor any affiliated company provides any other services to the Company.

Mr. Schoenberger and Mr. Long participate in meetings of the Compensation Committee at the Compensation Committee’s request. Mr. Schoenberger and Mr. Long serve the Compensation Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Compensation Committee’s review, consideration and approval. From time to time, other Executive Officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports.

[2]

The selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Florida Public Utilities, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwestern Natural Gas Company, South Jersey Industries, Inc., and UIL Holdings Corp.

[3]

The surveys consist of Towers Perrin Energy Services Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Total Compensation Survey for the Energy Sector, Towers Perrin General Industry Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Executive Benchmark Database, Mercer Information Technology Compensation Survey, and Mercer Finance, Accounting and Legal Compensation Survey.

[4]

ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., DPL, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.

In addition to individual performance, the Company’s performance is a critical component in determining how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 49.7% (for Mr. Schoenberger) and 38.2% (average for the other Named Executive Officers) of the 2011 annual compensation was variable annual cash incentive compensation and variable annual equity compensation that is directly related to the Company’s performance.

Base Salary

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a numeric job grade for each position that is equivalent to positions with comparable responsibilities at other companies that use this job evaluation system. The Company then sets base salary ranges for every job grade and position based upon base salary survey data provided by Towers Watson. The midpoint (or middle) of the base salary range is set at the median level when compared to similar positions at other utility companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. In relation to each Named Executive Officer, base salary is set within the base salary range based upon individual performance relative to individual annual goals. This same process is used for both executive and non-executive positions.

Incentive Plan

The Company sets annual target cash incentive compensation equal to the market median target cash incentive compensation based on data provided by Towers Watson. The Company has also developed a “balanced score card” approach to setting goals for the Incentive Plan (as defined below), which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See the section entitled Compensation Discussion and Analysis— Elements of Compensation for a discussion of this score card.

Equity Compensation

The Company grants restricted stock to executive participants in the Stock Plan annually. The size of the annual grant is based upon the Company’s performance, as well as on market data for the median size grant at other companies, as calculated using data provided by Towers Watson. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the chief financial officer to sell fully vested shares.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company held its first advisory (non-binding) shareholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), and its first shareholder vote on the frequency of such say-on-pay proposal, at its 2011 annual meeting of shareholders. The Compensation Committee considered the results of the advisory votes by stockholders on the say-on-pay proposal presented to stockholders at the 2011 annual meeting of shareholders. As reported in the Company’s Form 8-K, filed with the SEC on April 26, 2011, shareholders approved by advisory vote the compensation of the Company’s Named Executive Officers. Accordingly, the Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. Additionally, at the 2011 annual meeting of shareholders, shareholders elected to hold a say on pay advisory vote every three years. Therefore, the Company’s next say-on-pay proposal will be included in the proxy statement for the 2014 annual meeting of shareholders.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to the Company’s salary policy, which assigns each position a grade and a salary range. The Company sets salary ranges for every position based upon comparative salary data provided by Towers Watson. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other comparable utility companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quantity and quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on performance of the Company. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position in the Company (including all Executive Officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Towers Watson.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Compensation Committee and the Executive Committee, and discusses this evaluation with the Compensation Committee and the Executive Committee in a joint meeting. The Compensation Committee and the Executive Committee then meet in executive session to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

For 2011 base salary, in addition to the normal merit salary increase, the Compensation Committee determined, after consulting with Towers Watson regarding its recommendation that base cash compensation for key contributors fall between the 25th and 50th percentile of the peer group companies, that an additional salary adjustment would be made for Mr. Schoenberger, Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black to reflect the increased market value of their positions following the 2008 acquisition of Northern Utilities and Granite State. Upon making this decision, the Compensation Committee also took into consideration each individual’s performance, as well as market survey data.

Incentive Compensation

Management Incentive Plan—All executives (including the Named Executive Officers) are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan”), which has been in place since 1998. The Incentive Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of the Company’s stakeholders. The Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives, which are key performance metrics from the Strategic Plan, are the same for all employees (including Executive Officers), other than Usource employees, to ensure that employees are focused on common bottom-line business, customer service, and operational results. (Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, as established by the Compensation Committee.) These objectives are discussed below in the section entitled Compensation Discussion and Analysis—Elements of Compensation—Performance Objectives and Measures For Incentive

Compensation. Under the Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each Executive Officer’s target award is established as a percentage of base salary based on the relative level of his or her position when compared to other electric and gas utility companies, calculated using data provided by Towers Watson. The target awards for 2011 were the following base salary percentages for the Named Executive Officers:

Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Gantz	30%
Mr. Black	30%

Actual awards could be less than or greater than the target awards depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Compensation Committee’s assessment of qualitative performance (the “Qualitative Score”). The Compensation Committee may elect to adjust the final quantitative result to reflect unplanned opportunities, unforeseen problems, or otherwise adjust the objective result for unique circumstances that occurred during the year. This Qualitative Score adjustment may increase or decrease the award by a maximum amount of 25% of the target award.

Amended and Restated 2003 Stock Plan—The Stock Plan, formerly known as the Restricted Stock Plan, was approved by shareholders at the 2003 annual meeting of shareholders. Participation in the Stock Plan is currently limited to Directors, Executive Officers and other employees and consultants selected by the Compensation Committee. Generally in February of each year, the Company grants annual awards, in the form of restricted shares of common stock, to current Executive Officer and employee participants in the Stock Plan based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target awards are established that generally vary based upon the grade level of each such participant’s position in the Company. The objectives of the Stock Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted shares granted under the Stock Plan have the same rights as all shareholders, including the right to vote the restricted shares and collect any cash dividends paid on the restricted shares prior to vesting. The value of restricted stock awards is set based upon recommendations from Towers Watson, with the goal of granting a target award equal to the market median at the time of grant. The range of each possible grant extends from a minimum of 50% of the target award amount, to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As these shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the Compensation Committee:

1)	sets the target amount of the stock award to be equal to the market median award;

2)	subtracts the federal and Medicare tax impacts of the award; then

3)	divides the net award value by the current stock price to calculate a net award in shares.

The net award provides a market competitive award while minimizing both dilution and volatility.

On March 24, 2011, the Board amended and restated the Stock Plan (the “Amendment”). The Amendment added restricted stock units as a type of award that the Company may grant to the Company’s and its subsidiaries’ employees (including Executive Officers), Directors or consultants pursuant to the terms of the Stock Plan. No restricted stock units were granted or provided to any participant in 2011. On January 17, 2012, the Stock Plan was amended and restated, subject to shareholder approval, to increase the number of shares under the plan. A description of the plan as amended and restated is below under Proposal 2: Approval of the Unitil Corporation Second Amended and Restated 2003 Stock Plan.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Compensation Committee each year. The Compensation Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Compensation Committee, and no credit is given for performance that fails to achieve the minimum determined by the Compensation Committee.

The table below shows the performance objectives selected by the Compensation Committee for 2011 for the Incentive Plan and Stock Plan, as well as the performance results calculated for 2011.

Objective—2011	Measure	Result	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum: approved budget EPS minus $0.10 Target: approved budget EPS Maximum: approved budget EPS plus $0.10	Above Target; Below Maximum	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against average three-year performance of peer utility companies in the northeastern United States	Minimum: better than lowest third of peers Target: better than peer average Maximum: in top third of peers	Minimum	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 95% Target: 97% Maximum: 99%	Maximum	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 191 minutes Target: 156 minutes Maximum: 121 minutes	Below Target; Above Minimum	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum: target minus 5% Target: national EEI benchmark Maximum: target plus 5%	Maximum	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	Electric: Maximum Gas: Target	30%
TOTAL			100%

For the “peer utility companies” referenced above, actual performance is compared to a select group of New England-based utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: Blackstone Gas Company, Central Vermont Public Service, CH Energy Group, Emera, Iberdrola, National Grid, Northeast Utilities, NiSource, Inc., NStar, Southern Union Company, and UIL Holdings Corp.

For 2012, the Compensation Committee selected similar performance objectives to those selected for 2011, applicable to all Named Executive Officers in 2012, for the Incentive Plan and Stock Plan.

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the Company’s independent registered public accounting firm, to approve the payout under the Incentive Plan and to approve the annual grant under the Stock Plan.

Incentive Compensation Formulas

For each Incentive Plan participant, including the Named Executive Officers, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Executive Officer and employee participant in the Stock Plan, including the Named Executive Officers, the following formula is used to calculate the individual grant in any plan year:

Target Restricted Share Grant x Performance Factor = Actual Restricted Share Grant

For purposes of the Stock Plan, the Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score as follows:

Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100%, “minimum” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Compensation Committee seeks input from Mr. Schoenberger to identify unplanned opportunities, unforeseen problems, or other unique circumstances that occurred during the year, and the ways in which the Company responded. The Compensation Committee meets in executive session to discuss and decide upon a Qualitative Score, if any, and once determined, the same score is used to calculate the incentive payout for all employees, including the CEO and Named Executive Officers. Target Incentive Plan payout percentages and target restricted share grants are set according to each participant’s job grade-level in accordance with survey data provided by Towers Watson.

As provided in the Compensation Committee Charter, the Compensation Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the authority to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Stock Plan. The Compensation Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Compensation Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2011 results, the Compensation Committee made no discretionary adjustment to the awards under either the Incentive Plan or the Stock Plan.

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering a majority of employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. Except as provided for in certain collective bargaining agreements, the Retirement Plan is closed to new participants, effective January 1, 2010. New employees are offered an enhanced 401(k) plan instead of the traditional Defined Benefit Pension Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service (the “IRS”);

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the SERP.

See also the Pension Benefits Table in the section entitled Compensation of Named Executive Officers – Equity Compensation Plan Information for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“Change of Control Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin, Mr. Gantz, and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner has a two-year Change of Control Agreement in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: 1) a change of control must occur and 2) an adverse employment action must occur, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. All Change of Control Agreements were amended effective June 30, 2008, to comply with the provisions of IRS Code Section 409A (“409A Amendment”). See also the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the Change of Control Agreements.

Employment Agreement—Robert G. Schoenberger—The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Schoenberger, effective November 1, 2009. The term of the Employment Agreement ends October 31, 2012. For a description of the Employment Agreement, see the sections entitled Compensation of Named Executive Officers – Employment Agreement and Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with an automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers. Both of these perquisites were provided to Mr. Schoenberger pursuant to his initial and subsequent Employment Agreements. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain Executive Officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and generally seeks to structure executive compensation so that it will constitute “qualified performance-based compensation” and therefore not be subject to the deduction limitations of Section 162(m) of the Code. There can be no assurance, however, that such executive compensation will be treated as “qualified performance-based compensation.” In addition, the Company reserves its right to authorize executive compensation that may be subject to the deduction limitations of Section 162(m) of the Code when the Company believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Executive Officers

The Company does not have a formal policy requiring stock ownership by executive officers. One of the key objectives of the Stock Plan is to promote ownership of the Company’s stock by members of management, including executive officers. The Stock Plan has been successful in this objective, with approximately 99% of the restricted stock granted to date that has vested being held by executive officers as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan (which includes company matching contributions), and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its CEO, its chief financial officer, and its three other most highly compensated officers in each of the years 2009 through 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2011 2010 2009	525,091 456,601 456,601	— — —	201,626 156,954 89,250	— — —	317,680 182,640 196,338	621,694 514,654 504,427	74,507 67,266 60,135	(5)	1,740,598 1,378,115 1,306,751
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2011 2010 2009	255,233 221,942 221,942	— — —	67,584 52,622 27,510	— — —	108,091 62,144 66,805	175,814 104,654 104,971	23,984 23,185 20,241	(6)	630,706 464,547 441,469
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2011 2010 2009	258,249 224,564 224,564	— — —	67,584 52,622 27,510	— — —	109,368 62,878 67,594	129,879 70,642 95,816	23,984 22,572 21,283	(7)	589,064 433,278 436,767
George R. Gantz Senior Vice President, Unitil Service	2011 2010 2009	204,643 200,630 200,630	— 10,000 (8) —	38,298 29,842 15,120	— — —	74,285 48,151 51,763	169,902 115,250 113,773	21,378 13,791 22,801	(9)	508,506 417,664 404,087
Todd R. Black Senior Vice President, Unitil Service	2011 2010 2009	195,659 170,138 170,138	— — —	38,298 29,842 15,120	— — —	71,024 40,833 60,331	70,513 42,034 36,954	13,971 10,956 11,680	(10)	389,465 293,803 294,223

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the fair market value of the stock award on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2009 – 2011. Stock Plan grants were made February 5, 2010 for 2009 results at a price of $21.00, February 9, 2011 for 2010 results at a price of $22.78, and February 3, 2012 for 2011 results at a price of $28.16. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.
(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see the Compensation Discussion and Analysis section). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 5, 2010, for 2009 Incentive Plan results, February 9, 2011, for 2010 Incentive Plan results, and February 3, 2012, for 2011 Incentive Plan results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.
(4)	The amounts shown for Mr. Schoenberger, Mr. Collin, Mr. Meissner, and Mr. Black reflect the change in pension value plus the change in the SERP value. The amounts shown for Mr. Gantz reflect only the change in pension value. The Company does not have a non-qualified deferred compensation plan.

NOTES, continued:

(5)	All Other Compensation for Mr. Schoenberger for the year 2011 includes a vehicle allowance, club dues, the 401(k) company match, non-preferential dividends earned in 2011 on the 6,890 shares of restricted stock awarded in 2011, and the tax adjustment on the 5,596 shares of restricted stock that vested in 2011 in accordance with the provisions of the Stock Plan, which is valued at $45,155. This tax adjustment is further described in the section entitled Equity Compensation Plan Information.
(6)	All Other Compensation for Mr. Collin for the year 2011 includes the 401(k) company match, non-preferential dividends earned in 2011 on the 2,310 shares of restricted stock awarded in 2011, and the tax adjustment on the 1,766 shares of restricted stock that vested in 2011 in accordance with the provisions of the Stock Plan, which is valued at $14,243.
(7)	All Other Compensation for Mr. Meissner for the year 2011 includes the 401(k) company match, non-preferential dividends earned in 2011 on the 2,310 shares of restricted stock awarded in 2011, and the tax adjustment on the 1,766 shares of restricted stock that vested in 2011 in accordance with the provisions of the Stock Plan, which is valued at $14,243.
(8)	Mr. Gantz received a Chairman’s Award for 2010 performance, which is an award open to all employees that is given for outstanding contribution during the year. Mr. Gantz was nominated for the Chairman’s Award by Mr. Schoenberger for his exemplary performance in the area of distributed energy resources management. The Chairman’s Awards are approved by the Compensation Committee.
(9)	All Other Compensation for Mr. Gantz for the year 2011 includes the 401(k) company match, non-preferential dividends earned in 2011 on the 1,310 shares of restricted stock awarded in 2011, and the tax adjustment on the 1,310 shares of restricted stock that were granted and became taxable as current income in 2011 in accordance with the provisions of the Stock Plan, which is valued at $13,882.
(10)	All Other Compensation for Mr. Black for the year 2011 includes the 401(k) company match, non-preferential dividends earned in 2011 on the 1,310 shares of restricted stock awarded in 2011, and the tax adjustment on the 685 shares of restricted stock that vested in 2011 in accordance with the provisions of the Stock Plan.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exer. or Base Price of Option Awards ($)
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/3/12 (4) 2/3/12 (5)	131,273 —	262,546 —	393,818 —	— 2,865	— 5,730	— 8,595	— —	— —	— —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/3/12 (6) 2/3/12 (7)	44,666 —	89,332 —	133,997 —	— 960	— 1.920	— 2,880	— —	— —	— —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/3/12 (8) 2/3/12 (9)	45,194 —	90,387 —	135,581 —	— 960	— 1,920	— 2,880	— —	— —	— —
George R. Gantz Senior Vice President, Unitil Service	2/3/12(10) 2/3/12 (11)	30,696 —	61,393 —	92,089 —	— 545	— 1,090	— 1,635	— —	— —	— —
Todd R. Black Senior Vice President, Unitil Service	2/3/12 (12) 2/3/12 (13)	29,349 —	58,698 —	88,047 —	— 545	— 1,090	— 1,635	— —	— —	— —

NOTES:

(1)	On February 3, 2012, the Company granted plan-based awards to the Named Executive Officers. These awards were earned based on 2011 performance.
(2)	The “Minimum” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.
(3)	The “Minimum” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.
(4)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2012 based on 2011 performance. Mr. Schoenberger’s actual award was 121% of Target, for a total award of $317,680. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(5)	The estimated possible payout information shown for the Stock Plan is for a grant in 2012 based on 2011 performance. Mr. Schoenberger’s actual stock award was 125% of Target, for a total award of 7,160 shares of restricted stock with a closing market price of $28.16 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(6)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2012 based on 2011 performance. Mr. Collin’s actual award was 121% of Target, for a total award of $108,091. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(7)	The estimated possible payout information shown for the Stock Plan is for a grant in 2012 based on 2011 performance. Mr. Collin’s actual stock award was 125% of Target, for a total award of 2,400 shares of restricted stock with a closing market price of $28.16 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

NOTES, continued:

(8)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2012 based on 2011 performance. Mr. Meissner’s actual award was 121% of Target, for a total award of $109,368. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(9)	The estimated possible payout information shown for the Stock Plan is for a grant in 2012 based on 2011 performance. Mr. Meissner’s actual stock award was 125% of Target, for a total award of 2,400 shares of restricted stock with a closing market price of $28.16 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(10)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2012 based on 2011 performance. Mr. Gantz’s actual award was 121% of Target, for a total award of $74,285. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(11)	The estimated possible payout information shown for the Stock Plan is for a grant in 2012 based on 2011 performance. Mr. Gantz’s actual stock award was 125% of Target, for a total award of 1,360 shares of restricted stock with a closing market price of $28.16 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(12)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2012 based on 2011 performance. Mr. Black’s actual award was 121% of Target, for a total award of $71,024. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(13)	The estimated possible payout information shown for the Stock Plan is for a grant in 2012 based on 2011 performance. Mr. Black’s actual stock award was 125% of Target, for a total award of 1,360 shares of restricted stock with a closing market price of $28.16 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

Non-Equity Compensation Plan Information

Management Incentive Plan

The Company has a Management Incentive Plan, in which all Named Executive Officers participate, which has been in place since December 1998. The plan provides cash incentive payments that are tied directly to achievement of the Company’s strategic goals.

Each year, the Compensation Committee establishes annual performance objectives and target incentive payments for that year. If the Company achieves the performance objectives, then the Company makes the cash incentive payments early in the year following such achievement. Based on 2011 results achieved for the performance objectives selected, awards were calculated to be 121% of the target amount. The Compensation Committee approved awards of 121% of the target amount for Incentive Plan participants on February 3, 2012. For more detailed information with regard to performance objectives and measures, see the section entitled Compensation Discussion and Analysis.

Equity Compensation Plan Information

Stock Plan

The Stock Plan is an equity-based plan in which all Named Executive Officers participate, which has been in place since April 2003. For 2011 results achieved for the performance objectives selected, awards under the Stock Plan were granted in the form of restricted shares of the Company’s common stock. Awards under the Stock Plan vary each year based on the achievement of the prior year’s performance objectives, which correlate with the performance objectives under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the section entitled Compensation Discussion and Analysis.

Since the inception of the Stock Plan, shares of restricted stock were awarded for prior year performance in February 2012, February 2011, February 2010, February 2009, February 2008, February 2007, February 2006, March 2005, April 2004, and May 2003 under the terms and conditions of the plan. Grants of restricted stock vest at a rate of 25% per year beginning in the year following the year of the grant. Grants made in February 2008 and earlier are currently fully vested. All shares of restricted stock, regardless of vesting status, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2011, the Company paid four quarterly non-preferential dividends of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

Based on 2011 results achieved for the performance objectives selected, awards of restricted stock were calculated to be 125% of the target amount. The Compensation Committee approved and granted awards of 125% of the target amount for Stock Plan participants on February 3, 2012.

The Compensation Committee sets the value of restricted stock awards based upon recommendations from Towers Watson, with the goal of granting a target award equal to the market median at the time of the grant. This award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of anticipated taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation Discussion and Analysis.

The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted shares are subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Company’s Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income. Upon the occurrence of a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted shares will immediately lapse. The term “change of control” is defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

On January 17, 2012, the Board amended and restated, subject to shareholder approval, the Stock Plan to, among other things, increase the maximum number of shares available for awards to participants under the Stock Plan. A description of the Stock Plan as amended and restated is below under Proposal 2: Approval of the Unitil Corporation Second Amended and Restated 2003 Stock Plan.

Employment Agreement

On September 23, 2009, the Company entered into a new Employment Agreement with Mr. Schoenberger. The Employment Agreement, which was effective as of November 1, 2009, provides that (i) Mr. Schoenberger’s employment as chairman of the Board, CEO and president of the Company will continue through October 31, 2012 and (ii) the Company will pay Mr. Schoenberger a base salary of at least $456,601 per year, which is subject to annual review by the Compensation Committee and the Board for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, the Employment Agreement provides that Mr. Schoenberger will participate in the SERP, the Management Incentive Plan (at a target rate of 50%), other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which include the Stock Plan). The Employment Agreement also states that Mr. Schoenberger’s Change of Control Agreement will remain in effect. The Employment Agreement’s termination provisions are discussed below under the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	5,596	126,098
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	1,764	39,793
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	1,764	39,793
George R. Gantz (2) Senior Vice President, Unitil Service	—	—	978	22,038
Todd R. Black Senior Vice President, Unitil Service	—	—	685	15,421

NOTES:

(1)	The Company has no option plan and no option awards outstanding.
(2)	The amounts shown for Mr. Gantz as shares that vested in 2011 represent only the number of shares that actually vested and are free of all restrictions in accordance with the provisions of the Stock Plan. Not included are unvested shares that were considered vested for tax purposes in 2011 due to Mr. Gantz’s eligibility for retirement under the provisions of the Retirement Plan.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2011, which includes unvested stock awards granted under the Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	—	—	—	1,375 4,665 3,188 6,890	(3) (4) (5) (6)	39,023 132,393 90,461 195,538	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	—	—	—	450 1,435 983 2,310	(3) (4) (5) (6)	12,771 40,725 27,883 65,558	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	—	—	—	450 1,435 983 2,310	(3) (4) (5) (6)	12,771 40,725 27,883 65,558	— — — —	— — — —
George R. Gantz Senior Vice President, Unitil Service	—	—	—	—	—	250 795 540 1,310	(3) (4) (5) (6)	7,095 22,562 15,325 37,178	— — — —	— — — —
Todd R. Black Senior Vice President, Unitil Service	—	—	—	—	—	158 505 540 1,310	(3) (4) (5) (6)	4,470 14,332 15,325 37,178	— — — —	— — — —

NOTES:

(1)	The Company has no option plan and no option awards outstanding.
(2)	The closing price of Unitil common stock as of December 31, 2011, was $28.38.
(3)	Shares of restricted stock were granted on February 6, 2008 pursuant to the Stock Plan, which vested 25% on February 6, 2009, 25% on February 6, 2010, and 25% on February 6, 2011. The unvested shares shown in the table (25% of the total 2008 grant) were fully vested on February 6, 2012.
(4)	Shares of restricted stock were granted on February 16, 2009 pursuant to the Stock Plan, which vested 25% on February 16, 2010, and 25% on February 16, 2011. The unvested shares shown in the table (50% of the total 2009 grant) vested an additional 25% on February 16, 2012, and will be fully vested on February 16, 2013.
(5)	Shares of restricted stock were granted on February 5, 2010 pursuant to the Stock Plan, which vested 25% on February 5, 2011. The unvested shares shown in the table (75% of the total 2010 grant) vested an additional 25% on February 5, 2012; and will further vest 25% on February 5, 2013, and be fully vested on February 5, 2014.
(6)	Shares of restricted stock were granted on February 9, 2011 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2011 grant) vested 25% on February 9, 2012; and will further vest 25% on February 9, 2013, February 9, 2014, and February 9, 2015, respectively.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those Executive Officers currently participating in the SERP, as of December 31, 2011. The amounts shown in column (d) were determined using interest rate and post-retirement mortality rate assumptions consistent with those used in the Company’s financial statements, which are included in Note 9 to the Company’s Annual Report on Form 10-K filed with the SEC on February 1, 2012.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP (1)	14 14	661,145 2,275,843	—
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP (1)	23 23	645,053 54,195	—
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP (1)	17 17	433,837 37,604	—
George R. Gantz Senior Vice President, Unitil Service	Retirement Plan	28	935,152	—
Todd R. Black Senior Vice President, Unitil Service	Retirement Plan SERP (1)	14 14	247,041 —	—

NOTES:

(1)	The present value amounts calculated by the Company’s Actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the 2011 discount rate of 4.60%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any Executive Officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. See the section entitled Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan which became effective on January 1, 2010.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)
1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides employee participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. Mr. Gantz is the only Named Executive Officer currently eligible for early retirement benefits under the Retirement Plan. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. As of December 31, 2011, Mr. Schoenberger, Mr. Black, Mr. Collin and Mr. Meissner have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant attains age 65, or early retirement eligibility, which occurs when the participant attains both age 55 and has completed 15 years of service. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives, less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer, and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5/12 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. Currently, none of the Named Executive Officers participating in the SERP is eligible for early retirement. If a participant terminates employment for any reason prior to retirement, other than in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service.

Potential Payments Upon Termination or Change of Control

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Schoenberger are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid solely in the event of an adverse employment action following a change of control of the Company.

Change of Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (1) a change of control must occur (upon which the agreement becomes effective) and (2) an adverse employment action must occur during the term of the agreement, meaning that the Company must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each Change of Control Agreement begins upon a change of control of the Company. Double trigger Change of Control Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

The information below reflects the estimated present value of payments to each of the Named Executive Officers of the Company in the event of an adverse employment action following a change of control of the Company. The amounts shown below assume that termination of employment was effective as of December 31, 2011. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company.

ESTIMATED PRESENT VALUE OF CHANGE OF CONTROL BENEFITS (1)

Name	Severance Amount (2) ($)	Pension Benefit ($)	401(k) Match ($)	Insurance Continu- ation ($)	Accel- erated Vesting of Restricted Stock (3) ($)	Estimated Amount of Excise Tax Gross-up (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2,361,626	130,959	21,786	76,909	457,415	911,487	3,960,182
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	1,032,636	60,641	21,786	52,834	146,937	413,356	1,728,190
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	704,279	37,599	14,685	47,746	146,937	—	951,246
George R. Gantz Senior Vice President, Unitil Service	797,144	94,256	21,786	76,287	—	383,935	1,373,408
Todd R. Black Senior Vice President, Unitil Service	762,149	60,784	21,786	69,769	71,305	326,668	1,312,461

NOTES:

(1)	Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits and were calculated using a discount rate of 4.60% and a discount factor of 2.25%.

(2)	The amounts shown represent the present value of two or three years’ base salary and Incentive Plan cash award, depending on the term of the Change of Control Agreement. Mr. Schoenberger, Mr. Collin, Mr. Gantz and Mr. Black—three years; Mr. Meissner—two years.

(3)	The amounts shown are equal to the total number of shares that vest, multiplied by the closing stock price on the last business day of the year (December 30, 2011) of $28.38. Accelerated vesting of Restricted Stock can occur upon a Change in Control with or without termination of employment.

(4)	The estimated amount of excise tax gross-up is equal to the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits payable on December 31, 2011 that exceeds each individual’s average W-2 earnings for the years 2007 to 2011.

The total reflected in the table above is calculated by adding (i) the present value of two or three years’ base salary and Incentive Plan cash award, based on the term of the applicable Change of Control Agreement; (ii) the present value of the amount, in addition to the amount reflected in the Pension Benefit Table, the employee would have received under the Retirement Plan, based on the term of the applicable Change of Control Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k), based on the term of the applicable Change of Control Agreement; and (iv) the economic benefit of the accelerated vesting of all unvested restricted shares held as of the date of termination. Also included is the present value of two or three years’ medical, dental and life insurance continuation, based on the term of the applicable Change of Control Agreement, plus an amount that would reflect a gross up for tax purposes the present value of the estimated amount of excise tax gross-up, if applicable. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the pension benefits table, above.

Each Change of Control Agreement also provides for continued participation in the Company’s group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change of control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will “gross up,” on an after-tax basis, the Named Executive Officers’ compensation for that excise tax.

The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

Definition of Change of Control, Cause and Good Reason

A “change of control” is defined in the Change of Control Agreements as:

(i)	any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil, as disclosed on a Schedule 13D filed with the SEC pursuant to Section 13(d) of the Exchange Act, as amended;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

“Cause” is defined in the Change in Control Agreements as the occurrence of any of the following events:

(i)	the employee’s conviction for the commission of a felony; or

(ii)	the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard.

“Good reason” is defined in the Change of Control Agreements as:

(i)	a material diminution in the employee’s base compensation;

(ii)	a material diminution in the employee’s authority, duties or responsibilities;

(iii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	a material diminution in the budget over which the employee retains authority;

(v)	a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or

(vi)	any other action that constitutes a material breach by the Company of the Change of Control Agreement.

None of the events listed above will constitute “good reason” unless the employee has given written notice to the Company, specifying the event relied upon for such termination within 90 days after the occurrence of the event and the Company has not remedied the event within 30 days of receipt of the notice.

Chief Executive Officer—Employment Agreement

Mr. Schoenberger’s Employment Agreement provides that (i) it does not affect Mr. Schoenberger’s rights or obligations under the Severance Agreement dated June 30, 2008 (“Mr. Schoenberger’s Change of Control Agreement”) and (ii) as long as Mr. Schoenberger’s Change of Control Agreement is not in effect, it does not affect the Employment Agreement or Mr. Schoenberger’s rights or obligations under the Employment Agreement. As discussed in the section entitled Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Schoenberger’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Schoenberger’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, the Company may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment with good reason, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes). As of December 31, 2011, (i) the estimated amount of the lump sum payments relating to base salary and bonus was $1,490,814 and (ii) the estimated amount of lump sum payments relating to group medical, dental and insurance coverage was $45,719.

“Cause” is defined under the Employment Agreement as:

(i)	the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness;

(ii)	the willful violation by the executive of any of his material obligations under the Employment Agreement;

(iii)	the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv)	the executive’s conviction of a felony.

“Good reason” is defined under the Employment Agreement as:

(i)	a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii)	a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business;

(iii)	a material diminution in the executive’s base compensation; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

None of these events will constitute “good reason” unless the executive gives the Company notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives the Company 30 days prior written notice and the Company fails to cure the event condition within the 30 day period.

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Proposal 1:  Election of Directors

Article III of Unitil’s Bylaws and Article 7 of the Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Director

Mr. Adams, Mr. Schoenberger and Dr. Voll are standing for re-election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Each nominee has been a member of the Board since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2015

Director Since

William D. Adams, Age 64	2009

Mr. Adams has been a member of Unitil’s Board of Directors since March 2009. Mr. Adams has been the president of Colby College (“Colby”) in Waterville, Maine, since 2000, and as president, Mr. Adams also serves on the board of trustees of Colby. Prior to going to Colby, Mr. Adams served as president of Bucknell University (“Bucknell”) in Pennsylvania from 1995 until 2000. Mr. Adams served as vice president and secretary of Wesleyan University in Connecticut, before Bucknell. Mr. Adams also taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University, and was coordinator of the Great Works in Western Culture program at Stanford University. Mr. Adams has been a member of the board of directors of Maine Public Broadcasting Corporation since 2002. Mr. Adams formerly served on the board of directors of Wittenberg University from 2007 - 2011, and also the board of directors of Maine General Health from 2002 to 2010.

Robert G. Schoenberger, Age 61	1997

Mr. Schoenberger has been Unitil’s Chairman of the Board of Directors and CEO since October 1997, as well as President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority (a state-owned utility) from 1993 until 1997. Mr. Schoenberger has also served as a director of Satcon Technology Corporation, Boston, Massachusetts (a company that develops innovative power conversion solutions for the renewable power industry) since 2007. Mr. Schoenberger also serves as chairman of the Tocqueville Society of the Greater Seacoast (New Hampshire) United Way. Mr. Schoenberger formerly served as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, from 1998 until 2009, and as a director of the Southwest Power Pool from 2003 until 2005.

Dr. Sarah P. Voll, Age 69	2003

Dr. Voll has been a member of Unitil’s Board of Directors since January 2003. Dr. Voll retired in 2007 as vice president from National Economic Research Associates, Inc. (“NERA”), Washington, District of Columbia, a firm of consulting economists specializing in industrial and financial economics, and currently serves as a special consultant to NERA. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

The Board recommends that the shareholders vote FOR each of the nominees named above.

Information About Directors Whose Terms of Office Continue Until 2013 or 2014

	Director Since	Term to Expire

Dr. Robert V. Antonucci, Age 66	2004	2014

Dr. Antonucci has been a member of Unitil’s Board of Directors since December 2004. Dr. Antonucci has been the president of Fitchburg State University (“FSU”), Fitchburg, Massachusetts, since 2003. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci has served as a trustee of Eastern Bank since 1988. Dr. Antonucci also serves as a director of the North Central Massachusetts Chamber of Commerce and a director of the North Central Massachusetts United Way.

David P. Brownell, Age 68	2001	2014

Mr. Brownell has been a member of Unitil’s Board of Directors since June 2001. Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is a member of the board of the University of New Hampshire (“UNH”) Foundation. Mr. Brownell was also interim president of the UNH Foundation, former vice chairman of the board of UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast, and a former board member of the New Hampshire Junior Achievement Advisory Council.

Michael J. Dalton, Age 71	1984	2013

Mr. Dalton has been a member of Unitil’s Board of Directors since September 1984. Mr. Dalton was President and Chief Operating Officer of Unitil from 1984 until 2003. Mr. Dalton is a member of the College Advisory Board of the UNH College of Engineering and Physical Science and Vice President of the Alumni Society of the College of Engineering and Physical Science. Mr. Dalton was formerly a director of the New England Gas Association, the Electric Council of New England, the UNH Foundation, the UNH Alumni Association, and the UNH President’s Council.

Albert H. Elfner, III, Age 67	1999	2014

Mr. Elfner has been a member of Unitil’s Board of Directors since January 1999. Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and was its chief executive officer from 1995 until 1999. Mr. Elfner is also a director of Main Street America Insurance Company (“Main Street”), Jacksonville, Florida, as well as chairman of the Main Street finance committee.

Edward F. Godfrey, Age 62	2002	2013

Mr. Godfrey has been a member of Unitil’s Board of Directors since January 2002. Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments (“Keystone”), Incorporated, Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Michael B. Green, Age 62	2001	2014

Mr. Green has been a member of Unitil’s Board of Directors since June 2001. Mr. Green has been the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, since 1992. Mr. Green is also a member of the adjunct faculty, Dartmouth Medical School, Dartmouth College, Hanover, New Hampshire. In addition, Mr. Green currently serves on the board of the Foundation for Healthy Communities, is a director of the New Hampshire Hospital Association, a director of Concord General Mutual Insurance Company, and a director of Merrimack County Savings Bank (“Merrimack”), including membership on Merrimack’s investment and audit committees.

	Director Since	Term to Expire

Eben S. Moulton, Age 65	2000	2013

Mr. Moulton has been a member of Unitil’s Board of Directors since March 2000. Mr. Moulton has been the managing partner of Seacoast Capital Corporation, Danvers, Massachusetts, (a private investment company) since 1995. Mr. Moulton is also a director of IEC Electronics Corp. (a company that provides electronic manufacturing services to advanced technology companies), Newark, New York, and a director of six private companies.

M. Brian O’Shaughnessy, Age 69	1998	2014

Mr. O’Shaughnessy has been a member of Unitil’s Board of Directors since September 1998. Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1989. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the Board of Directors and as the chief co-chair of the Coalition for a Prosperous America, three copper industry trade associations, three manufacturing associations in New York State regarding energy-related issues, and the Economic Development Growth Enterprise of Mohawk Valley.

Proposal 2:  Approval of the Unitil Corporation Second Amended and Restated 2003 Stock Plan

The Company established the Unitil Corporation Amended and Restated 2003 Stock Plan (the “Stock Plan”) effective January 1, 2003, and shareholders of the Company approved the Stock Plan on April 17, 2003. The objectives of the Stock Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s shareholders, to attract and retain employees and directors of outstanding ability, and to promote teamwork among participants.

On January 17, 2012, the Board amended and restated, subject to shareholder approval, the Stock Plan, to, among other things, increase the maximum number of shares of Unitil common stock available for awards to participants under the Stock Plan by 500,000 shares, from 177,500 shares to 677,500 Shares in the aggregate (as amended and restated, the “Amended Stock Plan”). The shares issuable pursuant to the Amended Stock Plan include restricted stock, restricted stock units and common stock.

The Board believes that the Amended Stock Plan is in the best interests of the Company and its shareholders, and recommends approval of the Amended Stock Plan. Shareholder approval of the Amended Stock Plan is required by Section 303A.08 of the New York Stock Exchange Listed Company Manual. The Amended Stock Plan, which will provide for 500,000 additional shares of Unitil common stock to be issued from time to time under the terms and conditions of the Amended Stock Plan, is proposed because the initial inventory of shares previously registered, 177,500 shares, has been nearly depleted. The Amended Stock Plan, if approved, will reserve the shares from the Company’s currently authorized share capital to be drawn upon annually for grants of restricted stock, Directors’ restricted stock units, and Directors’ common stock. It is estimated that 500,000 shares should serve the Amended Stock Plan for approximately 10 years. Other than the proposed increase to the maximum number of shares available under the Amended Stock Plan, no other material changes to the Stock Plan are being proposed.

Shareholder approval of the Amended Stock Plan also will satisfy the shareholder approval requirement in Section 162(m) of the Code, which would permit the Company to grant awards under the Amended Stock Plan that will qualify for exclusion from the federal tax deduction limitation under Section 162(m) of the Code. Section 162(m) of the Code places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to the Company’s Chief Executive Officer and each of the Company’s other three most highly-paid Executive Officers other than the Chief Financial Officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Code is not subject to this deductibility limit. For awards under the Amended Stock Plan to qualify for this exception, shareholders must approve the material terms of the plan under which the awards are paid. The material terms of the Amended Stock Plan include (i) the employees eligible to receive awards under the Amended Stock Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the Amended Stock Plan below.

On the Record Date, the closing price of the Company’s common stock was $27.13 per share. On the Record Date, there were no restricted stock units outstanding.

As of the Record Date, the number of outstanding shares was 10,981,157, and the total number of shares remaining in reserve for issuance in connection with the Stock Plan was 12,860. The Board believes that these available shares are insufficient for future business purposes of the Stock Plan. If the shareholders approve the Amended Stock Plan, then approximately 512,860 will be available for issuance under the Amended Stock Plan. Issuance of additional shares of common stock could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders, although any dilutive effect as a result of shares from the Amended Stock Plan is estimated to be immaterial as issuances are expected to be in small increments each year.

The projected benefits to be received by or allocated to participants in the Amended Stock Plan are not determinable. Annual benefits provided under the Amended Stock Plan will vary each year based on the achievement of annual performance objectives that are selected each year by the Compensation Committee. The percentage of the target benefit that a participant in the Amended Stock Plan may receive fluctuates year to year in connection with the market median of stock grants in the Company’s compensation peer group, and also any subjective evaluations made in the discretion of the Compensation Committee. Target benefits also vary based upon the grade level of each Participant’s position in the Company. As the Amended Stock Plan is an existing plan, the table below reflects the numbers of restricted shares of common stock received by participants in the Stock Plan for 2011 performance, and the dollar value on the date of grant.

PLAN BENEFITS AMENDED AND RESTATED 2003 STOCK PLAN

Name and Position	Dollar Value (1) ($)	Number of Units (#)
(a)	(b)	(c)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	$201,626	7,160
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	$67,584	2,400
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	$67,584	2,400
George R. Gantz Senior Vice President, Unitil Service	$38,298	1,360
Todd R. Black Senior Vice President, Unitil Service	$38,298	1,360
Executive Officer Group	$476,467	16,920
Non-Executive Director Group (2)	—	—
Non-Executive Officer Employee Group	$244,429	8,680

NOTES:

(1)	The amounts shown represent the dollar value of the 2012 grant of restricted stock for 2011 performance results on the grant date, February 3, 2012. The closing price of Unitil common stock on February 3, 2012 was $28.16.
(2)	No member of the Board participated in the Stock Plan in 2011.

The complete text of the Amended Stock Plan is set forth in Appendix A hereto. The following is a summary of additional material features of the Amended Stock Plan and is qualified in its entirety by reference to Appendix A.

Administration.  The Amended Stock Plan is administered by the Compensation Committee, or such other committee appointed by the Board to administer the Amended Stock Plan.

Awards.  Under the Amended Stock Plan, the Company may grant stock awards or restricted stock units. A restricted stock unit is a notional unit of measurement denominated in shares of the Company’s common stock, and one restricted stock unit is equivalent in value to one share of the Company’s common stock. Each restricted stock units represents an unfunded, unsecured right to receive shares of the Company’s common stock or a cash amount equal to the fair market value of shares of the Company’s common stock on the terms and conditions set forth in the Amended Stock Plan and in an award agreement issued under the Amended Stock Plan.

Eligibility.  Persons eligible to participate in the Amended Stock Plan include all employees, directors and consultants of the Company, its subsidiaries and its affiliates. The Company currently has 450 full and part-time employees, ten independent non-employee Directors, and several consultants. The basis for participation in the plan is discretionary on the part of the Compensation Committee, which may select from all eligible employees, directors and consultants.

Maximum Grants.  The maximum aggregate number of shares or restricted stock units that may be granted in any one calendar year to any one participant is 20,000, subject to the Amended Stock Plan’s adjustment provisions.

Performance Goals.  If the Compensation Committee determines that an award under the Amended Stock Plan should be designed to comply with the performance-based exception under Section 162(m) of the Code, the performance measure(s), the attainment of which determine the degree of vesting, to be used for purposes of the awards will be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, total shareholder return, or any other performance measures as are duly approved by the Compensation Committee and the Company’s shareholders.

Change in Control.  Upon a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on restricted shares will immediately lapse and any unvested restricted stock units will immediately become vested. Under the Amended Stock Plan, a change in control means the satisfaction of any one or more of the following conditions: (a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Rule 13(d) of the Exchange Act, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the Company’s outstanding shares of common stock; (b) any person, group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases the Company’s shares pursuant to a tender offer or exchange offer to acquire any of the Company’s shares (or securities convertible into the Company’s shares) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the Company’s outstanding shares; (c) consummation of a transaction which involves (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company would be converted into cash, securities or other property (except where the Company’s shareholders before the transaction will be the owners of more than 75% of all classes of voting securities of the surviving entity), or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (d) there shall have been a change in a majority of the members of the Board within a 25-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

Adjustments.  In the event of an equity restructuring affecting the Company’s common stock, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will authorize and make an equitable adjustment to the number and kind of shares of common stock that may be delivered under the Amended Stock Plan and, in addition, may authorize and make an equitable adjustment to the Amended Stock Plan’s annual individual award limit. In the event of any other change in corporate capitalization, such as a merger, consolidation, reorganization or partial or complete liquidation of the Company, the Compensation Committee may, in its sole discretion, authorize and make such proportionate adjustments, if any, as the Compensation Committee shall deem appropriate to prevent dilution or enlargement of rights, including, without limitation, an adjustment in the maximum number and kind of shares of the Company’s common stock or restricted stock units that may be delivered under the Amended Stock Plan, and in the Amended Stock Plan’s annual individual award limit.

Amendment.  The Amended Stock Plan may be amended or terminated by the Board at any time and from time to time; provided, however, that no amendment that requires shareholder approval in order for the Amended Stock Plan to continue to comply with any applicable tax or securities laws or regulations, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company. In addition, no such amendment or termination shall adversely affect any existing award, grant or benefit hereunder without the consent of the participant in the Amended Stock Plan.

Information as required by Item 201(d) of SEC Regulation S-K regarding Securities Authorized for Issuance Under Equity Compensation Plans, as of December 31, 2011, is set forth in the table below.

Equity Compensation Plan Benefit Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders Amended and Restated 2003 Stock Plan (1)	—	—	38,460
Equity compensation plans not approved by security holders N/A	—	—	—
Total (2)	—	—	38,460

NOTES:

(1)	In addition, 25,600 shares of restricted stock were awarded to Stock Plan participants in February 2012. The number of securities in column (c), above, was not reduced to reflect these awards.
(2)	The number reflected is the number of securities available for future issuance in connection with awards of stock, restricted stock and restricted stock units, as of December 31, 2011.

The Board recommends a vote FOR approval of the Amended Stock Plan including the material terms of the Amended Stock Plan in order to grant awards thereunder that can qualify as performance-based compensation pursuant to Section 162(m) of the Code.

Proposal 3:  Ratification of Selection of

McGladrey & Pullen, LLP, as Independent Registered

Public Accounting Firm for 2012

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent registered public accounting firm.

Based on this review, the Audit Committee has appointed McGladrey & Pullen, LLP (“McGladrey”) as the independent registered public accounting firm to conduct the Company’s annual audit for 2012. McGladrey has served as the Company’s independent registered public accounting firm since 2010, and indirectly through Caturano & Company, Inc., (“Caturano”) which was acquired by McGladrey on July 20, 2010, since 2005. As a result of the acquisition, Caturano resigned as the Company’s independent registered public accounting firm, and the Audit Committee appointed McGladrey as the Company’s new independent registered public accounting firm on September 22, 2010.

The audit reports of Caturano on the consolidated financial statements of the Company for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to the uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through September 22, 2010, there were no disagreements between the Company and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano would have caused it to make reference thereto in its reports on the Company’s financial statements for such years.

Although shareholder approval is not required for the appointment of McGladrey, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of McGladrey. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of McGladrey will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

The Board and the Audit Committee recommend a vote FOR the ratification of the selection and appointment of McGladrey & Pullen, LLP.

Other Matters to Come Before the Meeting

The Board does not intend to bring before the Annual Meeting any matters other than those described above and knows of no other matters that may properly come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by such proxy in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for Unitil’s 2013 annual meeting of shareholders must be received by Unitil at its corporate headquarters by November 13, 2012.

Unitil’s Bylaws provide that any proposal or director nomination submitted by a shareholder of Unitil for consideration at Unitil’s 2013 annual meeting of shareholders must be received by Unitil at its corporate headquarters not earlier than December 20, 2012 and not later than January 19, 2013. However, if the date of Unitil’s 2013 annual meeting of shareholders is not within 30 days of April 19, 2013, then the proposal or director nomination must be received not later than the close of business on the tenth day following the day on which the date of Unitil’s 2013 annual meeting of shareholders is first made public. The proposal or director nomination also must comply with the other requirements set forth in Unitil’s Bylaws.

Solicitation of Proxies

The Company anticipates first mailing definitive copies of this proxy statement on or about March 13, 2012. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2012 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil has also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $30,000 plus reasonable out-of-pocket expenses, of which approximately $7,000 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the SEC for the fiscal year 2011, upon request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com.

Appendix 1

Unitil Corporation

Second Amended and Restated

2003 Stock Plan

Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Unitil Corporation, a corporation organized and existing under New Hampshire law (the “Company”), hereby establishes an incentive compensation plan to be known as the “Unitil Corporation Second Amended and Restated 2003 Stock Plan” (hereinafter referred to as the “Plan”). The Plan permits the grant of Shares and Restricted Stock Units. The Plan first became effective on January 1, 2003 and was previously known as the “Unitil Corporation 2003 Restricted Stock Plan.” On March 24, 2011, the Plan was amended and restated to permit the granting of Restricted Stock Units, to change the name of the Plan to the “Unitil Corporation Amended and Restated 2003 Stock Plan,” and to make other non-material revisions. The Plan, as further amended, restated and renamed, will become effective on April 19, 2012 if approved by the Company’s shareholders at the Company’s 2012 Annual Meeting of Shareholders. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

1.3 Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

ARTICLE 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” means any parent or subsidiary of the Company which meets the requirements of Section 424 of the Code.

2.2 “Award” means, individually or collectively, an award under this Plan of Shares or Restricted Stock Units.

2.3 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards made under the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the satisfaction of any one or more of the following conditions (and the “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Rule 13(d) of the Exchange Act, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding Shares;

(b) any “person” (as such term is used in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases Shares pursuant to a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding Shares (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Shares);

(c) consummation of a transaction which involves (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which Shares of the Company would be converted into cash, securities or other property (except where the Company’s shareholders before such transaction will be the owners of more than 75% of all classes of voting securities of the surviving entity); or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

(d) there shall have been a change in a majority of the members of the Board within a 25-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means (i) the Compensation Committee of the Board, as specified in Article 3 herein, or (ii) such other Committee appointed by the Board to administer the Plan (or aspects thereof) with respect to grants of Awards except (a) as may be prohibited by applicable law, the Company’s Articles of Incorporation or the Company’s By-Laws or (b) as may conflict with the authority that the Board has delegated to another Committee appointed by the Board.

2.8 “Company” means Unitil Corporation, a corporation organized and existing under New Hampshire law, and any successor thereto as provided in Article 17 herein.

2.9 “Consultant” means an independent contractor who is performing consulting services for one or more entities in the Group and who is not an employee of any entity in the Group.

2.10 “Director” means a member of the Board or a member of the board of directors of an Affiliate.

2.11 “Director Participant” means a Participant who receives an Award for his or her services as a Director.

2.12 “Disability” shall have the meaning ascribed to such term in the long-term disability plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

2.13 “Dividend Equivalents” shall have the meaning ascribed to such term in Section 7.5 hereof.

2.14 “Employee” means any employee of the Group, including any employees who are also Directors.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16 “Fair Market Value” means as of any date, the closing price based upon composite transactions on a national stock exchange for one Share or, if no sales of Shares have taken place on such date, the closing price on the most recent date on which selling prices were quoted. In the event the Company’s Shares are no longer traded on a national stock exchange, Fair Market Value shall be determined in good faith by the Committee.

2.17 “Group” means the Company and its Affiliates.

2.18 “Named Executive Officer” means a Participant who, as of the date of vesting of an Award, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor section.

2.19 “Nonemployee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.20 “Outside Director” shall have the meaning ascribed to such term under the regulations promulgated with respect to Code Section 162(m).

2.21 “Participant” means a current or former Employee, Director, or Consultant who has outstanding an Award granted under the Plan.

2.22 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.23 “Period(s) of Restriction” means the period (or periods) during which the transfer of Shares or Restricted Stock Units are limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares or Restricted Stock Units are subject to a substantial risk of forfeiture.

2.24 “Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.25 “Restricted Stock” or “Restricted Share” means an Award of Shares granted to a Participant pursuant to Article 6 herein subject to a Period(s) of Restriction.

2.26 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7 herein.

2.27 “RSU Election” shall have the meaning ascribed to such term in section 7.1 hereof.

2.28 “Shares” means the shares of common stock (no par value) of the Company.

2.29 “Termination of Service” means, (i) if an Employee, termination of employment with all entities in the Group, (ii) if a Director, termination of service on the Board and the board of directors of any Affiliate, as applicable, and (iii) if a Consultant, termination of the consulting relationship with all entities in the Group; provided, however, that if a Participant serves the Group in more than one of the above capacities, Termination of Service shall mean termination of service in all such capacities; provided, however, that with respect to any Restricted Stock Units that constitute deferred compensation for purposes of Code Section 409A, the term Termination of Service shall mean “separation from service,” as that term is used in Code Section 409A.

ARTICLE 3

Administration

3.1 The Committee. The Plan shall be administered by the Committee. To the extent the Company deems it to be necessary or desirable with respect to any Awards made hereunder, the members of the Committee may be limited to Nonemployee Directors or Outside Directors, who shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or the By-laws of the Company, and subject to the provisions herein, the Committee shall have full power to select the persons who shall participate in the Plan; determine the sizes of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Participants; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Affiliates, Participants, and their estates and beneficiaries.

ARTICLE 4

Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for Awards to Participants under the Plan shall be 677,500 Shares. The 677,500 Shares referred to in the immediately preceding sentence includes 177,500 Shares initially made available for Awards to Participants under the Plan and 500,000 Shares added to the Plan as of April 19, 2012. To the extent all or any portion of an Award expires before vesting, is forfeited, or is paid in cash, the Shares subject to such portion of the Award shall again be available for issuance under the Plan. For avoidance of doubt, if Shares are returned to the Company in satisfaction of taxes relating to a Restricted Stock Award, such issued Shares shall not become available again under the Plan.

(b) The maximum aggregate number of Shares or Restricted Stock Units that may be granted in any one calendar year to any one Participant shall be 20,000, subject to adjustment in accordance with Section 4.2.

4.2 Adjustments in Authorized Shares. In the event of an equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation) affecting the Shares, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall authorize and make an equitable adjustment to the number and kind of Shares that may be delivered pursuant to Section 4.1 and, in addition, may authorize and make an equitable adjustment to the Award limit set forth in Section 4.1(b). In the event of any other change in corporate capitalization, such as a merger, consolidation, reorganization or partial or complete liquidation of the Company, the Committee may, in its sole discretion, authorize and make such proportionate adjustments, if any, as the Committee shall deem appropriate to prevent dilution or enlargement of rights, including, without limitation, an adjustment in the maximum number and kind of Shares or Restricted Stock Units that may be delivered pursuant to Section 4.1 and in the Award limit set forth in Section 4.1(b). The number of Shares or Restricted Stock Units subject to any Award shall always be rounded to the nearest whole number, with one-half (1/2) of a share rounded up to the next higher number.

ARTICLE 5

Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants of the Group.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be made and shall determine the nature and amount of each Award.

ARTICLE 6

Stock Awards

6.1 Grant of Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares to Participants in such amounts as the Committee shall determine and subject to any restrictions the Committee may deem appropriate.

6.2 Stock Award Agreement. Each grant of Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, if any, the number of Shares granted, and such other provisions as the Committee shall determine.

6.3 Transferability. Except as provided in this Article 6, the Shares granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of any applicable Period(s) of Restriction established by the Committee and specified in the Award Agreement.

6.4 Restrictions.

(a) Subject to the terms hereof, the Committee shall impose such conditions and/or restrictions on any Shares granted pursuant to the Plan as it may deem advisable and as are expressly set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions, and/or restrictions under applicable federal or state securities laws. For purposes of Awards granted under this Article 6, the period(s) that the Shares are subject to such conditions and/or restrictions shall be referred to as the “Period(s) of Restriction.”

(b) The Participant shall execute appropriate stock powers in blank and such other documents as the Committee shall prescribe.

(c) Subject to restrictions under applicable law or as may be imposed by the Company, Shares covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of any applicable Period(s) of Restriction.

6.5 Voting Rights. During any Period(s) of Restriction, subject to any limitations imposed under the By-laws of the Company, Participants holding Shares granted hereunder may exercise full voting rights with respect to those Shares.

6.6 Dividends and Other Distributions. During any Period(s) of Restriction, Participants holding Shares granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate and as are expressly set forth in the Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares, such that the dividends and/or the Shares maintain eligibility for the Performance-Based Exception.

ARTICLE 7

Restricted Stock Units

7.1 Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan (a) the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts as the Committee shall determine and (b) to the extent permitted by the Committee, Director Participants may elect to receive Restricted Stock Units in lieu of Shares (an “RSU Election”) that such Director Participant otherwise would receive for services on the Board. Each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction/vesting schedule (if any), the number of Restricted Share Units granted, and such other provisions as the Committee shall determine. A Restricted Stock Unit is a notional unit of measurement denominated in Shares (i.e., one Restricted Stock Unit is equivalent in value to one Share), which represents an unfunded, unsecured right to receive Shares or a cash amount equal to the Fair Market Value of the Shares that would have been received (as specified in the applicable RSU Agreement) on the terms and conditions set forth herein and in the applicable RSU Agreement.

7.2 RSU Elections. Any RSU Election will be made in the manner determined by the Committee. Notwithstanding the foregoing, an RSU Election shall only be effective if (a) the RSU Election was made in the calendar year prior to the calendar year in which the services to which the Shares and Restricted Stock Units relate are performed, (b) the RSU Election was made within 30 days of a Director Participant first becoming eligible to participate in the Plan and such RSU Election is limited to compensation earned following the date of such election, or (c) the Committee determined the RSU Election otherwise constitutes a compliant deferral election under Code Section 409A. Once a Director Participant makes an RSU Election, such election shall remain in place until revoked or changed by the Director Participant in accordance with procedures determined by the Committee. Any such revocation or change will only be effective with respect to Shares and Restricted Stock Units relating to service in calendar years following such revocation or change, unless otherwise provided by the Committee.

7.3 Vesting. The Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the continued service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

7.4 Settlement of Restricted Stock Units. Restricted Stock Units shall be settled (i.e., paid out) at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Restricted Stock Units that constitute deferred compensation for purposes of Code Section 409A shall only be settled on dates or events that comply with Code Section 409A. If Restricted Stock Units are settled in cash, the payment with respect to each Restricted Stock Unit shall be determined by reference to the Fair Market Value of one Share on the day immediately prior to the settlement date. Restricted Stock Unit Award Agreements may provide for payment to be made in cash or in Shares, or in a combination thereof.

7.5 Dividend Equivalents. Restricted Stock Units may be granted, at the discretion of the Committee, with or without the right to receive Dividend Equivalents with respect to the Restricted Stock Units. A Dividend Equivalent is an unfunded, unsecured right to receive (or be credited with) an amount equal to the regular cash dividend payments (if any) the Participant would have been entitled to had he or she held the number of Shares underlying the Restricted Stock Units on the record date of any regular cash dividend on the Shares. The Committee may apply any terms, restrictions or conditions on the Dividend Equivalents as it deems appropriate (including, without limitation, deferring payment of the Dividend Equivalents until the related Restricted Stock Units are settled or converting Dividend Equivalents to additional Restricted Stock Units). Any such terms, restrictions or conditions shall be set forth in the Restricted Stock Unit Award Agreement.

7.6 No Rights as Stockholder. The Participant shall not have any voting or other rights as a stockholder with respect to the Shares underlying Restricted Stock Units until such time as Shares may be delivered to the Participant pursuant to the terms of the Award.

ARTICLE 8

Termination of Service

Each Award Agreement shall set forth the effect that Termination of Service shall have upon that Award. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination of Service; provided, however, that the following shall automatically apply to the extent different provisions are not expressly set forth in a Participant’s Award Agreement:

(a) Upon a Termination of Service for any reason other than death, retirement or Disability, all unvested Restricted Shares shall be forfeited as of the termination date.

(b) Upon a Termination of Service as a result of the Participant’s death, retirement or Disability, all unvested Restricted Shares shall vest as of the termination date.

ARTICLE 9

Restrictions on Shares

All Shares issued pursuant to Awards granted hereunder, and a Participant’s right to receive Shares upon vesting or settlement of an Award, shall be subject to all applicable restrictions contained in the Company’s By-laws, shareholders agreement or insider trading policy, and any other restrictions imposed by the Committee, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Shares.

ARTICLE 10

Performance Measures

If an Award is subject to Code Section 162(m) and the Committee determines that such Award should be designed to comply with the Performance-Based Exception, the performance measure(s), the attainment of which determine the degree of vesting, to be used for purposes of such Awards shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, total shareholder return, or such other performance measures as are duly approved by the Committee and the Company’s shareholders.

ARTICLE 11

Beneficiary Designation

Subject to the terms and conditions of the Plan and the applicable Award Agreement, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom Shares under the Plan are to be transferred in the event of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, Shares shall be paid to the Participant’s estate following his death.

ARTICLE 12

Rights of Participants

12.1 Continued Service. Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service as a Director, or service as a Consultant with the Group at any time, or

(b) confer upon any Participant any right to continue in the service of any member of the Group as an Employee, Director or Consultant.

12.2 Participation. Participation is determined by the Committee. No person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 13

Change in Control

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares shall immediately lapse and any unvested Restricted Stock Units shall immediately become vested.

ARTICLE 14

Amendment or Termination

The Board may at any time and from time to time amend or terminate the Plan or any Award hereunder in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities laws or regulations, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; provided further that no such amendment or termination shall adversely affect any Award hereunder without the consent of the Participant.

ARTICLE 15

Withholding

15.1 Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required by federal, state, or local law or regulation to be withheld with respect to any taxable event arising in connection with an Award.

15.2 Share Withholding. Participants may elect, subject to the approval of the Committee, to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 16

Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 17

Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18

Miscellaneous

18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to, and may be made contingent upon satisfaction of, all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of New Hampshire.

18.5 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards of Restricted Stock Units comply with the requirements of Section 409A, and the Plan and the Restricted Stock Unit Award Agreements shall be interpreted accordingly.

(a) If it is determined that all or a portion of a Restricted Stock Unit Award constitutes deferred compensation for purposes of Code Section 409A, and if the Participant is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of the Participant’s separation from service (as that term is used in Code Section 409A), then, to the extent required under Section 409A, any Shares or cash that would otherwise be paid upon the Grantee’s separation from service in respect of the Restricted Stock Units (including any related Dividend Equivalents that constitute deferred compensation for purposes of Section 409A) shall instead be paid on the earlier of (i) the first business day of the sixth month following the date of the Participant’s separation from service (as that term is used in Code Section 409A) or (ii) the Grantee’s death.

(b) If it is determined that all or a portion of a Restricted Stock Unit Award constitutes deferred compensation for purposes of Code Section 409A, upon a Change in Control that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Code Section 409A), the Restricted Stock Units shall vest at the time of the Change in Control to the extent so provided Article 13, but settlement of any Restricted Stock Units (and payment of any related Dividend Equivalents Payments) that constitute deferred compensation for purposes of Code Section 409A shall not be accelerated (i.e., payment shall occur when it would have occurred absent the Change in Control).

Admission Ticket

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2 and 3.
1. Election of Directors:	For Withhold		For Withhold		For Withhold	+
01 - William D. Adams	☐ ☐	02 - Robert G. Schoenberger	☐ ☐	03 - Sarah P. Voll	☐ ☐

	For	Against	Abstain		For	Against	Abstain
2. To approve the Unitil Corporation Second Amended & Restated 2003 Stock Plan.	☐	☐	☐	3. To ratify the selection of independent registered public accounting firm, McGladrey & Pullen, LLP, for fiscal year 2012.	☐	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposals 2 and 3.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance ☐
Mark box to the right if
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Unitil Corporation

2012 Annual Meeting of Shareholders

Thursday, April 19, 2012 at 10:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this Proxy Card to vote your shares, then sign the card and return it in the enclosed postage paid envelope.

Your vote must be submitted prior to the Annual Meeting of Shareholders on April 19, 2012, unless you plan to vote in person at the meeting. Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 19, 2012, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, and FOR Proposals 2 and 3.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF

AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.